Exhibit 99.2

TO:	Directors and Executive Officers of Halliburton Company

DATE:	February 26, 2007

SUBJECT:	Notice of Blackout Period with Respect to Halliburton Common Stock
     Halliburton Company (“Halliburton”) announced today that its board of directors has approved a plan under which Halliburton will dispose of its remaining interest in KBR, Inc. (“KBR”) through a split-off exchange offer to Halliburton’s stockholders. Under the anticipated terms, Halliburton will offer the 135,627,000 shares of KBR common stock, par value $0.001 per share (“KBR Stock”), that it owns to Halliburton’s stockholders in exchange for shares of Halliburton common stock, par value $2.50 per share (“Halliburton Stock”), at an exchange ratio to be determined by a specified formula and pursuant to the terms and conditions set forth in a Form S-4 registration statement to be filed by KBR with the Securities and Exchange Commission (the “Exchange Offer”). If the Exchange Offer is completed but not fully subscribed, Halliburton will distribute any remaining shares of KBR Stock to Halliburton’s stockholders on a pro rata basis by means of a special dividend.
     In connection with the anticipated Exchange Offer, participants in the Halliburton Retirement and Savings Plan, the Halliburton Savings Plan, the Kellogg Brown & Root, Inc. Retirement and Savings Plan, and the Brown & Root, Inc. Employees’ Retirement and Savings Plan (each individually, a “Plan” and collectively, the “Plans”) were notified today that they may be temporarily unable to direct or diversify amounts in their Plan accounts that are invested in the Halliburton Stock Fund during a period not expected to exceed seven business days (the “Blackout Period”) following the offer period for the Exchange Offer (the “Tender Period”). The Blackout Period is expected to begin on March 28, 2007, and is expected to end during the week of April 2, 2007. However, if the independent fiduciary for each of the Plans elects not to tender any shares of Halliburton Stock held by the Plan, there will be no Blackout Period.
     SEC Regulation BTR generally prohibits directors and executive officers of Halliburton from purchasing or selling equity securities of Halliburton (or derivative securities of those securities) during a pension fund “blackout period” applicable to Halliburton Stock. Accordingly, as a result of the Blackout Period and pursuant to Regulation BTR, you may not, directly or indirectly, purchase, sell or otherwise acquire or transfer during the Blackout Period any equity securities of Halliburton (or derivative securities of those securities) that you acquired in connection with your service or employment as a director or executive officer of Halliburton (the “Blackout”).
     The Blackout applies to (1) amounts, if any, you may have invested in the Halliburton Stock Fund under the Plans and (2) equity securities of Halliburton (and derivative securities of those securities) that you acquired in connection with your service or employment as a director or executive officer of Halliburton and hold outside of the Plans, which may include (A) certificated shares, (B) direct registration shares, (C) shares held through a broker, dealer, commercial bank, trust company or similar institution, (D) shares acquired under the Halliburton Employee Stock Purchase Plan, (E) vested restricted stock, (F) shares acquired upon the exercise of stock options, and (G) shares acquired under the UK Employee Share Purchase Plan. The prohibition also applies to any direct or indirect pecuniary interest you may have in such securities, such as Halliburton Stock held by immediate family members living with you, held in trust, or by controlled partnerships. It is important to note that any equity securities of Halliburton (or derivative securities of those securities) that you sell or otherwise transfer during the Blackout will be considered to have been acquired by you in connection with your service or employment as a director or executive officer, unless you can establish that the securities were acquired from another source. Similarly, any purchase or other acquisition of equity securities of Halliburton (or derivative securities of those securities) during the Blackout will be considered to be in connection with your service or employment as a director or executive officer, unless you can demonstrate otherwise. To establish that an equity security or derivative security was not so acquired, you must identify its source and demonstrate that you have utilized the same specific identification for any purpose related to the transaction (such as tax reporting and any applicable disclosure and reporting requirements).
     Since the Blackout will commence shortly after the expiration of the Tender Period for the Exchange Offer and will extend past the time Halliburton accepts tendered shares of Halliburton Stock in exchange for shares of KBR Stock, you will effectively be prohibited from participating in the Exchange Offer (even if you tender your shares before the Blackout commences).
     In addition, please note that the Blackout restrictions and limitations are in addition to any trading restrictions imposed under Halliburton’s Insider Trading Policy. As you are aware, the “Window Period” in which you are generally permitted to trade in Halliburton securities under Halliburton’s Insider Trading Policy closes at the end of business on March 20, 2007 and will not reopen until the end of business on the second business day after Halliburton’s first quarter 2007 earning release is issued in April. If you have any questions concerning the Blackout or this notice, please do not hesitate to contact me at robert.hayter@halliburton.com or at (713) 759-2616. You can also contact Sherry D. Williams at sherry.williams@halliburton.com or at (713) 759-2617.
     Halliburton has not commenced the anticipated Exchange Offer. This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of any offer to buy any securities of KBR, and there will not be any sale of any such securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. In connection with the Exchange Offer, KBR will file with the SEC a registration statement on Form S-4 that will include a prospectus describing the terms of the Exchange Offer. Any sale of KBR Stock pursuant to the Exchange Offer will be registered under the Securities Act of 1933, and such shares of stock will only be offered and sold by means of the prospectus. The prospectus will contain important information about the Exchange Offer and related matters. Investors and security holders are urged to read the prospectus, and other related documents filed with the SEC, when they become available and before making any investment decision. You will be able to obtain a free copy of the prospectus and other related documents filed with the SEC by Halliburton and KBR (when available) at the SEC’s website at www.sec.gov. You will also be able to obtain a free copy of these documents (when available) by sending a request to Halliburton Company - Investor Relations, 5 Houston Center, 1401 McKinney, Suite 2400, Houston, TX 77010, Phone: 713.759.2688, E-mail: investors@halliburton.com; or by sending a request to KBR, Inc. — Investor Relations, 601 Jefferson Street, Suite 3400, Houston, TX 77002, Phone: 713.753.5082, E-mail: investors@kbr.com, as applicable.